Consolidated Natural Gas Company                 NOTICE OF ANNUAL MEETING
CNG Tower                                        AND PROXY STATEMENT
625 Liberty Avenue
Pittsburgh, Pennsylvania  15222-3199             1996

Distribution Group                   [CNG logo]  Consolidated
The East Ohio Gas Company                        Natural Gas
Cleveland, Ohio                                  Company

The Peoples Natural Gas Company
Pittsburgh, Pennsylvania

Virginia Natural Gas, Inc.
Norfolk, Virginia

Hope Gas, Inc.
Clarksburg, West Virginia

West Ohio Gas Company
Lima, Ohio

Gas Transmission
CNG Transmission Corporation
Clarksburg, West Virginia

Exploration and Production
CNG Producing Company
New Orleans, Louisiana

Energy Marketing Services
CNG Energy Services Corporation
Pittsburgh, Pennsylvania

CNG Power Company
Pittsburgh, Pennsylvania

Other
CNG International Corporation
Pittsburgh, Pennsylvania


[CNG logo]

CONSOLIDATED NATURAL GAS COMPANY







                                  March 22, 1996




Dear Stockholder:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders to be held on Tuesday, May 21, 1996, at 10:30 a.m. Eastern Time at the Newark Marriott Airport Hotel, Newark International Airport, Newark, New Jersey 07114.

The business items to be acted on during the Meeting are listed in the Notice of Meeting and are described more fully in the Proxy Statement. The Board of Directors has given careful consideration to these proposals and believes that Proposals 1, 2, 3 and 4 are in the best interests of the Company and that Proposals 5, 6 and 7 are not in the best interests of the Company. The Board recommends that you vote FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5, 6 and 7.

It is important that you be represented at the Annual Meeting in person or by proxy. Whether or not you plan to attend, we urge you to mark, sign, date and return the enclosed proxy card promptly in the postage paid envelope provided. If you plan to attend, please check the appropriate box on the proxy card.

Thank you for your cooperation.


                                  Sincerely,


                                  GEORGE A. DAVIDSON, JR.


                                  George A. Davidson, Jr.
                                  Chairman of the Board and
                                    Chief Executive Officer

CONSOLIDATED NATURAL GAS COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Consolidated Natural Gas Company will be held on Tuesday, May 21, 1996, at 10:30 a.m. Eastern Time at the Newark Marriott Airport Hotel, Newark International Airport, Newark, New Jersey 07114. Stockholders of record at the close of business on March 21, 1996, will be entitled to vote at the Meeting and any adjournment thereof.

The agenda for the Meeting includes:

     1.  Election of three Directors.
     2. Ratification of the appointment of Price Waterhouse as independent accountants.
     3. A proposal to amend article FOURTH of the Certificate of Incorporation to increase the authorized number of shares of common stock from 200,000,000 shares of $2.75 par value, to 400,000,000 shares of $2.75 par value.
     4. A proposal to amend article FOURTH of the Certificate of Incorporation to increase the authorized number of shares of preferred stock from 2,500,000 shares of $100 par value, to 5,000,000 shares $100 par value and to amend certain provisions.
     5. Action on a stockholder-proposed resolution regarding the shareholder rights plan.
     6. Action on a stockholder-proposed resolution regarding Director compensation.
     7. Action on a stockholder-proposed resolution regarding change of control agreements.
     8. Transaction of any other business which may properly be brought before the Meeting.

In the event you cannot be present in person, please sign and promptly return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the Meeting. Prompt return of proxies will save the Company the expense of further requests for proxies to insure a quorum.


                                  By order of the Board of Directors,


                                  LAURA J. MCKEOWN


                                  Laura J. McKeown
                                  Secretary


Pittsburgh, Pennsylvania
March 22, 1996



ATTENTION: Stockholders Participating in the Dividend Reinvestment Plan The accompanying proxy card reflects the total shares of Common Stock registered in your name directly, as well as any full shares credited to your Dividend Reinvestment Plan account.

CONSOLIDATED NATURAL GAS COMPANY
PROXY STATEMENT

This statement and proxy card, mailed to stockholders commencing March 29, 1996, are furnished in connection with the solicitation by the Board of Directors of Consolidated Natural Gas Company of proxies to be voted at the Annual Meeting of Stockholders, and any adjournment thereof, for the purposes stated in the Notice of the Annual Meeting. Any stockholder who cannot attend is requested to sign and return the accompanying proxy card promptly. The proxy reflects the number of shares registered in a stockholder's name directly and, for participants in the Company's Dividend Reinvestment Plan, includes full shares credited to a participant's Dividend Reinvestment Plan account. Proxies so given will be voted on all matters brought before the Meeting and, as to the matters with respect to which a choice is specified, will be voted as directed. The cost of solicitation will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telecopy, by employees of the Company and its subsidiaries with no special compensation to these employees. Kissel-Blake Inc., 110 Wall Street, New York, New York 10005, has been retained to assist in the solicitation of proxies at an estimated cost of $11,000. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to their principals.

     Any proxy given pursuant to this solicitation may be revoked at any time prior to exercise by written notice to the Corporate Secretary, by filing a later dated executed proxy, or by attending and voting at the Annual Meeting. The address of the principal executive offices of the Company is Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF. Holders of Common Stock, $2.75 par value, of record on March 21, 1996, have one vote for each share held. On March 1, 1996, 94,052,652 shares of Common Stock were outstanding. A majority of the outstanding shares will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The following table indicates the beneficial ownership, as of January 31, 1996, of the Company's Common Stock with respect to the only persons known to the Company to be the beneficial owner of more than 5% of such Common Stock. On January 31, 1996, 94,010,249 shares of Common Stock were outstanding.

                                       Amount and Nature         Percent
Name and Address of                      Of Beneficial       of Outstanding
  Beneficial Owner                         Ownership          Common Stock
_____________________________________________________________________________

Trustees, Alternate Thrift Trust of
  Employees Thrift Plans
CNG Tower, 625 Liberty Avenue
Pittsburgh, PA  15222-3199                6,002,331(1)            6.4%

Trustees, Long-Term Thrift Trust of
  Employees Thrift Plan
CNG Tower, 625 Liberty Avenue
Pittsburgh, PA  15222-3199                5,419,823(2)            5.8%
________________

(1) Such shares are beneficially owned in varying amounts by 3,825 employees, no one of whom beneficially owned in excess of 12,000 shares in the Plans, or 2/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and in the absence of instructions such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plans has been made effective under the Securities Act of 1933 and is on file with the Securities and Exchange Commission (SEC).

(2) Such shares are beneficially owned in varying amounts by 2,739 employees, no one of whom beneficially owned in excess of 14,000 shares in the Plan, or 2/100ths of 1% of the shares outstanding. Such shares are voted pursuant to confidential instructions of participating employees and in the absence of instructions such shares are not voted. A Registration Statement relating to various investment options available to participants in the Plan has been made effective under the Securities Act of 1933 and is on file with the SEC.
_____________________________________________________________________________

     The Board of Directors does not know of any other persons or groups who beneficially own 5% or more of the outstanding shares of Common Stock.

     ANNUAL REPORT. Commencing on or about March 15, 1996, the Company's Annual Report for the year ended December 31, 1995, including financial statements, was mailed to stockholders of record on March 1, 1996, and will be mailed to any additional persons who were not stockholders on that date but are stockholders of record on March 21, 1996. The Company will provide a copy of the Annual Report to any stockholder of record after March 21, 1996, upon request in writing to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of ten members divided into three classes. Each class has a three-year term, and only one class is elected each year. There are no family relationships among any of the nominees, continuing Directors and Executive Officers of the Company nor any arrangement or understanding between any Director or Executive Officer or any other person pursuant to which any of the nominees has been nominated. During 1995, each of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served.

     On recommendation of the Nominating Committee of the Board of Directors, three incumbent Class III Directors have been designated nominees for reelection; each has consented to be a nominee and to serve if elected. The remaining Directors will continue to serve in accordance with their previous
elections.   The names and other information concerning the three persons nominated for a term of three years and the seven continuing Board members are set forth by Class on pages 7 through 10 of this Proxy Statement. However, since the bylaws of the Company state that the term of office of a Director shall expire on the date of the Annual Meeting of Stockholders following his or her 70th birthday, it is anticipated that Mr. Peirson will serve one year of the three-year term to which he is nominated. The personal information has been furnished to the Company by the nominees and other Directors. Unless you specify otherwise on your signed proxy card, your shares will be voted FOR the election of the three persons named below to three-year terms as Directors.
In the event of an unexpected vacancy on the slate of nominees, your shares will be voted for the election of a substitute nominee if one shall be designated by the Board. If any nominee for election as Director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment.

VOTE NEEDED FOR ELECTION OF DIRECTORS

Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

BOARD RECOMMENDATION

The Board recommends that stockholders vote FOR Proposal 1, and the accompanying proxy will be so voted, unless a contrary specification is made.

DIRECTORS NOMINATED FOR ELECTION TO THE BOARD WITH A TERM EXPIRING MAY 1999

(photo        PAUL E. LEGO              Member:  Compensation and Benefits
 omitted)     Age 65                               Committee
              Director since 1991                Executive Committee
                                                 Financial Policy Committee
                                                 Nominating Committee

              Mr. Lego served as Chairman and Chief Executive Officer of Westinghouse Electric Corporation, an electronic products and services, environmental systems, equipment and broadcasting company, Pittsburgh, Pennsylvania, from 1990 to his retirement in January 1993. He served that company as President and Chief Operating Officer from 1988 to 1990 and as a Director from 1988 to 1993. He had been Senior Executive Vice President, Corporate Resources from 1985 to 1988, Executive Vice President, Westinghouse Industries & International Group from 1983 to 1985 and Executive Vice President, Westinghouse Industry Products from 1980 to 1983. Prior thereto, he served in various engineering and management capacities with Westinghouse since 1956. Mr. Lego is the non-executive Chairman of the Board of Commonwealth Aluminum Corporation and a Director of the Lincoln Electric Company and USX Corporation. He is a member of the Business Council and a Trustee of the University of Pittsburgh.


(photo        MARGARET A. MCKENNA       Member:  Compensation and Benefits
 omitted)     Age 50                               Committee
              Director since 1994                Ethics Committee
                                                 Nominating Committee

              Ms. McKenna has served as President of Lesley College, Cambridge, Massachusetts, since 1985. She served as Vice President, Program Planning, Radcliffe College from 1982 to 1985 and as Director of its Bunting Institute from 1981 to 1985. Prior thereto, she had served as Deputy Under Secretary of the U.S. Department of Education, Deputy Counsel to the President of the United States, and in posts with the International Association of Human Rights agencies and U.S. Department of Justice. Ms. McKenna is a Director of Best Products and The Stride Rite Corporation.


(photo        WALTER R. PEIRSON          Chair:  Nominating Committee
 omitted)     Age 69                    Member:  Audit Committee
              Director since 1989                Financial Policy Committee

              Mr. Peirson served as a Director of Amoco Corporation, Chicago, Illinois, an integrated oil company and producer of natural gas, from 1976 to 1989, and as an Executive Vice President of that company from 1978 until his retirement in 1989. Mr. Peirson served as President of Amoco Oil Company from 1974 to 1978, Executive Vice President from 1971 to 1974 and Vice President-Marketing of that company from 1968 to 1971. He was President of Toloma Gas Products Co., subsidiary of Standard Oil Company (Indiana), from 1964 to 1968. He served as President of General Gas Corporation from 1962 to 1964 and Executive Vice President of that company from 1961 to 1962. He was an attorney at Standard Oil Company of Indiana from 1955 to 1961. He is a Director of the Federal Signal Corporation and a Trustee of the Museum of Science and Industry in Chicago, Illinois.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1997

(photo        WILLIAM S. BARRACK, JR.   Member:  Audit Committee
 omitted)     Age 66                             Ethics Committee
              Director since 1994                Nominating Committee

              Mr. Barrack served as Senior Vice President of Texaco Inc., Harrison, New York, an integrated international oil company and a producer of natural gas, from 1983 to his retirement in 1992.
He served as a Senior Director of Caltex Petroleum Corporation from 1982 to 1992, President of Texaco Oil Trading & Supply Company from 1983 to 1984, and Chairman and Chief Executive Officer of Texaco Limited-London from 1980 to 1983. Prior thereto, he served in various marketing, producing and management positions with Texaco Inc. since 1953. Mr. Barrack is a Director of Standard Commercial Corporation and the International Executive Services Corp.


(photo        RAY J. GROVES             Member:  Audit Committee
 omitted)     Age 60                             Financial Policy Committee
              Director since 1994                Nominating Committee

              Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, New York, New York, a public accounting firm, from 1991 to his retirement in 1994. He served as Co-Chief
Executive Officer of the firm from 1989 to 1991 and served as Chairman and Chief Executive Officer of Ernst & Whinney from 1977 to 1989. Mr. Groves was admitted as a Partner in the firm in 1966, having joined the firm in 1957.
Mr. Groves is the Chairman of Legg Mason Merchant Banking Inc., a Director of Marsh & McLennan Companies, Inc. and RJR Nabisco, Inc. Mr. Groves serves as a Trustee of The Business Council for the United Nations, the Public Policy Institute, The Ohio State University Foundation and as a Managing Director and Treasurer of the Metropolitan Opera Association.


(photo        STEVEN A. MINTER           Chair:  Compensation and
 omitted)     Age 57                               Benefits Committee
              Director since 1988       Member:  Ethics Committee
                                                 Nominating Committee


              Mr. Minter has been the Executive Director and President of The Cleveland Foundation, Cleveland, Ohio, since 1984, an organization supporting health, human services, cultural and educational programs in the greater Cleveland area. He had been Associate Director and Program Officer of The Cleveland Foundation from 1975 to 1980 and from 1981 to 1983. He served as Under Secretary of the U.S. Department of Education, Washington, D.C., from 1980 to 1981. He was the Commissioner of Public Welfare for the Commonwealth of Massachusetts from 1970 to 1975. Mr. Minter is a Director of Goodyear Tire & Rubber Company, Rubbermaid Inc. and KeyCorp. He is also a Trustee of the College of Wooster and of The Foundation Center.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1997

(photo        LOIS WYSE                  Chair:  Ethics Committee
 omitted)     Age 69                    Member:  Compensation and
              Director since 1978                  Benefits Committee
                                                 Nominating Committee

              Ms. Wyse has been President of Wyse Advertising, Inc., a Cleveland-based advertising agency with offices in New York, New York, since February 1979, and prior thereto had been an
Executive Vice President of the same firm since 1970. She is a Contributing Editor of Good Housekeeping magazine, a syndicated columnist for United Features Syndicate, and a widely published author. She is a Trustee of Beth Israel Medical Center.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1998

(photo        J. W. CONNOLLY	           Chair:  Financial Policy Committee
 omitted)     Age 62                    Member:  Compensation and
              Director since 1984                  Benefits Committee
                                                 Executive Committee
                                                 Nominating Committee

              Mr. Connolly served as Senior Vice President and Director of
              H. J. Heinz Company, Pittsburgh, Pennsylvania, a processed food products manufacturer, from 1985 to his retirement in December
1993. He served as President and Chief Executive Officer of Heinz U.S.A., a division of the H. J. Heinz Company, from 1980 to 1985, and served as Executive Vice President of that company from 1979 to 1980. He was President and Chief Executive Officer of The Hubinger Company, a Heinz Company subsidiary, from 1976 to 1979, Treasurer of H. J. Heinz Company from 1973 to 1976, and a Vice President of Ore-Ida Foods, Inc., a Heinz Company subsidiary, from 1967 to 1973. An attorney by profession, Mr. Connolly joined the Law Department of the H. J. Heinz Company in 1961. He is a Director of Mellon Bank Corporation, Mellon Bank, N.A., Presbyterian-University Health System and the University of Pittsburgh Medical Center System. He is also Chairman, Board of Trustees--University of Pittsburgh.

CONTINUING DIRECTORS WITH A TERM EXPIRING MAY 1998

(photo        GEORGE A. DAVIDSON, JR.    Chair:  Executive Committee
 omitted)     Age 57                    Member:  Financial Policy Committee
              Director since 1985                Nominating Committee

              Mr. Davidson has served as Chairman of the Board and Chief Executive Officer of the Company since May 1987, and has been employed by the Consolidated System since 1966. He served as
Vice Chairman and Chief Operating Officer of the Company from January 1987 to May 1987, and Vice Chairman from October 1985 to January 1987. He served as President of CNG Transmission Corporation(1) from 1984 through 1985. He had been Vice President, System Gas Operations, for Consolidated Natural Gas Service Company, Inc.,(1) from 1981 to 1984, and was Assistant Vice President, Rates and Certificates, of that company from 1975 to 1981. Mr. Davidson held various other positions in the Rates and Certificates Department from 1966 to 1975. Mr. Davidson serves on the National Petroleum Council and the Allegheny Conference on Community Development. He is Chairman and a Director of the American Gas Association, and a Director of PNC Bank Corp. and B. F. Goodrich Company. He is also a Trustee of the University of Pittsburgh.


(photo        RICHARD P. SIMMONS         Chair:  Audit Committee
 omitted)     Age 64                    Member:  Ethics Committee
              Director since 1990                Executive Committee
                                                 Nominating Committee

              Mr. Simmons has served as Chairman and Chairman of the Executive Committee of Allegheny Ludlum Corporation, Pittsburgh, Pennsylvania, a specialty steel manufacturer, since 1990. He served as Chairman and Chief Executive Officer from 1980 to 1990, and as a Director of that company since 1980. He had been a Director of Allegheny Ludlum Industries from 1973 to 1980 and a member of the Executive Office of that company from 1978 to 1980. Mr. Simmons is a Director of PNC Bank Corp. He is a member of the Massachusetts Institute of Technology Corporation and Development Committee, Director and Chairman of the Pittsburgh Symphony Society, President and a member of the Executive Committee of the Allegheny Conference on Community Development and a member of the Executive Committee and Director of the Southwestern Pennsylvania United Way.








(1) Wholly owned subsidiary of the Company.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

BOARD OF DIRECTORS
The Company is managed under the direction of the Board of Directors, which met eight times in 1995. To assist it in various areas of responsibility, the Board has established several standing committees that are briefly described below.

AUDIT COMMITTEE
The Audit Committee is composed of four non-employee Directors. Among its functions are: reviewing the scope and effectiveness of audits by the independent accountants and the Company's internal auditing staff; selecting and recommending to the Board of Directors the employment of independent accountants, subject to ratification by the stockholders; receiving and acting on comments and suggestions by the independent accountants and by the internal auditors with respect to their audit activities; approving fees charged by the independent accountants; and reviewing the Company's annual financial statements before their release. The Committee met five times in 1995.

COMPENSATION AND BENEFITS COMMITTEE
The Compensation and Benefits Committee is composed of five non-employee Directors. The Committee approves the salary budgets for all non-union employees and fixes the salaries of the Officers and other personnel on the executive payroll of the Company and its subsidiaries.

     The Committee also has general supervision over the administration of all non-union employee pension, compensation and benefit plans of the Company and its subsidiaries; reviews proposals with respect to the creation of and changes in such plans; and makes appropriate recommendations with respect thereto to the Board of Directors. The Committee met eight times in 1995.

ETHICS COMMITTEE
The Ethics Committee consists of five non-employee Directors. Its function is to review and act on all situations subject to the provisions and procedures of the Company's Business Ethics Policy and to monitor the Company's environmental compliance activities. The Committee met three times in 1995.

FINANCIAL POLICY COMMITTEE
The Financial Policy Committee consists of four non-employee Directors and the Chairman of the Board. Its function is to oversee the short-term and long-term financial activities and planning of the Company, including dividend actions. The Committee met two times in 1995.

NOMINATING COMMITTEE
The Nominating Committee consists of nine non-employee Directors and the Chairman of the Board. It reviews the qualifications of Director candidates on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. It also recommends qualified candidates to the Board, including the slate of nominees submitted to the stockholders at the Annual Meeting; reviews the size and composition of the Board; and monitors the Company's management succession program. The Committee met three times in 1995.

     Stockholders who wish to propose candidates to the Nominating Committee for election to the Board at the 1997 Annual Meeting should write to the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, between March 21, 1997 and April 21, 1997, stating in detail the qualifications of such candidates for consideration by the Committee. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as a Director.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table lists the beneficial ownership, as of January 31, 1996, of the Company's Common Stock by each current Director, named executive and all current Directors and Officers as a group.

                         (a)           (b)                          (a) + (b)
                     __________________________                   ____________
                      Number of     Number of     Director's
                       Shares      Shares Under	   Deferred        Percent of
Name of              Beneficially   Exercisable   Compensation     Outstanding
Beneficial Owner     Owned(1)(2)    Options(3)   Stock Credits(4) Common Stock
______________________________________________________________________________
W. S. Barrack, Jr.         641                         361            .001

J. W. Connolly             900                       3,488            .001

G. A. Davidson, Jr.    126,911        84,396                          .225

W. F. Fritsche, Jr.     27,607         6,708                          .037

R. R. Gifford           39,865        22,219                          .066

R. J. Groves             1,112                       1,458            .001

L. D. Johnson           17,013        41,632                          .062

P. E. Lego                 700                                        .001

M. A. McKenna              200                         303               -(5)

                         (a)           (b)                          (a) + (b)
                     __________________________                   ____________
                      Number of     Number of     Director's
                       Shares      Shares Under	   Deferred        Percent of
Name of              Beneficially   Exercisable   Compensation     Outstanding
Beneficial Owner     Owned(1)(2)    Options(3)   Stock Credits(4) Common Stock
______________________________________________________________________________
S. A. Minter             1,230                                        .001

W. R. Peirson            2,200                       7,552            .002

R. P. Simmons            1,200                       3,618            .001

L. J. Timms, Jr.        17,415        32,376                          .053

D. M. Westfall          41,336         8,821                          .053

S. E. Williams          36,249        15,468                          .055

L. Wyse                    600                                        .001

Directors and Officers
of the Company as a
group (21 persons)     373,037       240,053        16,780            .652
______________

(1)Includes shares owned by spouses and, in the case of employees, shares beneficially owned under the Long-Term Thrift Trust of the Employees Thrift Plan, the Employee Stock Ownership Plan and the Virginia Natural Gas, Inc. Employee Savings Plan. Unless otherwise noted, the Directors and Officers have sole voting and investment power.

(2)Includes Performance Restricted Stock Awards and Restricted Stock Awards granted on January 2, 1996, pursuant to the newly established Long Term Strategic Incentive Program, the terms of which are further described in
   the Compensation and Benefits Committee Report.   Performance Restricted
   Stock Awards were granted as follows: Messrs. Davidson, 70,000; Fritsche, 19,500; Gifford, 19,500; Westfall, 26,300; and Williams, 19,500.
   Restricted Stock Awards were granted as follows: Messrs. Davidson, 14,000; Fritsche, 3,800; Gifford, 3,800; Westfall, 5,100; and Williams, 3,800.

(3)Includes shares subject to options exercisable on January 31, 1996, and options which will become exercisable within 60 days thereafter.

(4)Director's compensation deferred in the form of CNG stock credits, as described under Non-Employee Directors' Compensation on page 23, is not included in the percentage shown in the last column.

(5)Less than .001%  of outstanding shares.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named Executive Officers for the last three completed fiscal years of the Company.

SUMMARY COMPENSATION TABLE

                                                                 Long-Term
                                    Annual Compensation         Compensation
                                ____________________________  ___________________
                                                     Other                 Shares     All
                                                     Annual   Restricted   Under-    Other
                                                     Compen-    Stock      lying    Compen-
Name and                                             sation    Award(s)   Options   sation
Principal Position        Year   Salary    Bonus      (1)        (2)        (3)     (4)(5)
____________________      ____  ________  ________  ________  __________  _______  ________
G. A. Davidson, Jr.       1995  $568,000  $213,600  $ 7,511          0     77,768  $ 42,853
(Chairman and             1994   564,400         0    9,119          0     29,607    42,617
Chief Executive           1993   511,100   280,400    3,012          0     27,310    38,654
Officer, Director)

W. F. Fritsche, Jr.       1995   203,500    96,300    4,735          0     20,828    20,602
(Sr. Vice President,      1994   162,800         0   13,739      1,924      4,076    16,278
Distribution)             1993   148,500    65,500    2,274          0      3,757    14,845

R. R. Gifford             1995   241,400    51,400   15,752          0     23,795    24,397
(President, CNG           1994   221,100         0    3,958          0      5,891    22,394
Energy Services)          1993   187,600    96,600      312          0      5,434    19,082

L. D. Johnson             1995   292,000   100,300    8,430          0     28,394   202,549
(Retired Vice Chairman,   1994   307,100         0    5,051          0     11,622    30,994
Chief Financial           1993   273,700   156,000      793          0     15,790    27,687
Officer, Director)

L. J. Timms, Jr.          1995   250,800    96,700   10,839          0     24,984    40,908
(Retired President,       1994   266,200         0    5,952          0     10,226    26,908
CNG Transmission)         1993   232,800   137,000      708          0      9,566    18,796

D. M. Westfall            1995   174,600    67,800    1,717      1,506     13,886    13,519
(Sr. Vice President and   1994   144,800         0    3,867          0      2,644    11,146
Chief Financial Officer)  1993   135,000    50,000      766          0      2,427    10,441

S. E. Williams            1995   227,400    68,300    3,504          0     22,085    17,307
(Sr. Vice President and   1994   219,500         0    1,561          0      8,546    14,270
General Counsel)          1993   166,800   113,500      972          0      5,434     8,659
____________________

(1)Includes only tax reimbursements. No amounts are included in this column for the Executive Split-Dollar Life Insurance Plan because the executives' contributions to this plan are greater than or equal to the term life insurance costs that apply to the underlying life insurance policies. No amounts are included for perquisites or personal benefits because, for each Executive Officer, the aggregate amount of such compensation was less than $50,000 and less than 10% of that executive's base salary and bonus.

(2)Restricted Stock Award Grants are reported at aggregate market value at the date of grant. Restrictions on the awards granted in 1995 lapse in 25% increments, beginning with the first anniversary and on each of the next three anniversaries of the grant date. Dividends are paid on the shares from the date of grant. Restricted Stock Award Grants are based on the individual's level of performance and responsibility. At December 31, 1995, the number of restricted stock holdings for each of the named Executive Officers was: Mr. Davidson, 0; Mr. Fritsche, 1,769; Mr. Gifford, 506; Mr. Westfall, 1,506; and Mr. Williams, 606. The aggregate values of such holdings at December 31, 1995, at the year-end closing price of $45.375 per share, for each of the named Executive Officers was: Mr. Davidson, $0; Mr. Fritsche, $80,268; Mr. Gifford, $22,960; Mr. Westfall, $68,335; and Mr. Williams, $27,497.

(3)Does not include Triannual Non-Qualified Stock Options granted pursuant to the newly-established Long Term Strategic Incentive Program as described in the Compensation and Benefits Committee Report. On January 2, 1996, the Company granted the following number of Triannual Non-Qualified Stock Options to each of the named executive officers: Messrs. Davidson, 280,000; Fritsche, 78,000; Gifford, 78,000; Westfall, 105,000; and Williams, 78,000.

(4)Comprising annual employer matching thrift plan contributions and ESOP allocations.

(5)Mr. Johnson received an additional lump sum payment at the time of his retirement in the amount of $160,250 and his company car with a value of $12,850. Mr. Timms received his company car with a value of $15,575 at the time of his retirement.

The following table contains information concerning the grant of stock options under the Company's 1991 Stock Incentive Plan to the named Executive Officers as of the end of the last fiscal year of the Company. No SARs (stock appreciation rights) have been granted.

OPTION GRANTS IN LAST FISCAL YEAR

                           Individual Grants
                    _________________________________
                             % of
                    Number   Total                                 Potential
                      of    Options    Exer-                   Realizable Value at
                    Shares  Granted    cise                      Assumed Annual
                     Under-  to Em-     or                        Rates of Stock
                     lying   ployees   Base                    Price Appreciation
                    Options    in      Price   Expir-          for Option Term (2)
                    Granted  Fiscal    Per     ation   ___________________________________
Name                  (1)      Yr.     Share    Date    0%        5%              10%
___________________ _______  _______  _______  ______  ___  ______________  ______________
G. A. Davidson, Jr.  77,768    7.21%  $37.250   2005    0   $    1,821,818  $    4,616,846

W. F. Fritsche, Jr.  20,828    1.93    37.250   2005    0          487,923       1,236,494

R. R. Gifford        23,795    2.21    37.250   2005    0          557,429       1,412,636

L. D. Johnson        28,394    2.63    37.250   2005    0          665,167       1,685,664

L. J. Timms, Jr.     24,984    2.32    37.250   2005    0          585,283       1,483,223

D. M. Westfall       13,886    1.29    37.250   2005    0          325,298         824,369

S. E. Williams       22,085    2.05    37.250   2005    0          517,370       1,311,118
__________________________________________________________________________________________
All Shareholders        N/A     N/A       N/A    N/A    0   $2,192,507,881  $5,556,245,442
__________________________________________________________________________________________
All Optionees     1,078,302  100.00    37.250-  2005    0   $   25,260,653  $   64,015,454
                                       45.375
__________________________________________________________________________________________
Optionee Gain as
   % of All
   Shareholder Gain    N/A      N/A       N/A    N/A   N/A           1.15%           1.15%
__________________________________________________________________________________________

(1)All material terms of the Non-Qualified Stock Options granted in 1995 are as follows: Non-Qualified Stock Options are granted at the fair market value of a share on the date of grant of the option. The option expires on the tenth anniversary of the grant date and is exercisable in installments of up to 25% of the shares on or after the second, third, fourth and fifth anniversaries of the grant. If the employee retires from CNG, his or her options expire the earlier of the option expiration date or three years after he or she retires. If an employee otherwise leaves CNG, his or her options expire the earlier of the option expiration date or three months after he or she ceases to be employed by CNG. Subject to the vesting schedule, options are exercisable from time to time up to the expiration date. Non-Qualified Stock Option Award grants are based on the individual's level of performance and responsibility.

(2)Based on actual option term (10-year) and annual compounding at rates shown. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without stock price appreciation, which will benefit all shareholders commensurately. A 0% gain in stock price appreciation will result in 0 dollars for the optionees. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

The following table sets forth information with respect to the named Executive Officers concerning the exercise of options during the last fiscal year of the Company and unexercised options held as of the end of the fiscal year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND DECEMBER 31, 1995, YEAR-END OPTION VALUES

                                           Number of            Value of
                                       Shares Underlying       Unexercised,
                                      Unexercised Options In-the-Money Options
                                       Held at Year-End      at Year-End (2)
                     Shares           ___________________ ____________________
                    Acquired  Value
                       On    Realized Exercis- Unexercis- Exercis- Unexercis-
Name                Exercise    (1)     able      able      able      able
___________________ ________ ________ ________ __________ ________ __________
G. A. Davidson, Jr.       0  $      0  54,715    152,061  $227,068  $864,922

W. F. Fritsche, Jr.   4,818    45,771   3,828     28,643     2,766   175,706

R. R. Gifford             0         0  16,314     38,575    70,368   239,692

L. D. Johnson        40,656   386,395  70,026          0   263,107         0

L. J. Timms, Jr.     37,246   318,531  57,360          0   234,429         0

D. M. Westfall            0         0   6,180     20,500    21,962   133,543

S. E. Williams            0         0  10,228     37,227    34,648   208,094
__________________

(1)Market value of underlying shares at time of exercise minus the exercise price.

(2)Market value of underlying shares at year-end market price of $45.375 per share minus the exercise price.

LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR
In 1995, Mr. Westfall was granted a Restricted Stock Award of 1,506 shares. Restrictions on this award lapse in 25% increments, beginning with the first anniversary and on each of the next three anniversaries of the grant date. Dividends are paid on the shares from the date of the grant. Restricted Stock Awards are based on an individual's level of performance and responsibility. No other Restricted Stock Awards were made to the named executives under the Long-Term Incentive Plan in 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS
Messrs. Davidson, Fritsche, Gifford, Westfall and Williams entered into agreements with the Company dated December 12, 1995, that have provisions which become operative upon a defined change of control of the Company. Such agreements preserve for three years following a change of control the annual salary levels and employee benefits as are then in effect for these executives and provide that, in the event of certain terminations of employment, these executives shall receive severance payments equal to 2.99 times their respective annual compensation prior to severance. The agreements also provide for the payment by the Company of certain excise taxes, if any, payable in connection with compensation paid under such agreement.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Company's executive compensation programs are administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed of five non-employee Directors. The Committee reviews and approves all issues pertaining to executive compensation. Total compensation is designed in relationship to compensation paid by competitor organizations. Base salary and long-term incentive compensation are targeted to median market levels and short-term incentive compensation is goal-based and structured to be comparable to that paid by competitor organizations. The objective of the Company's three compensation programs (base salary, short-term incentive and long-term incentive) is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders.
     Competitor organizations are defined annually as part of the compensation administration process and include fully integrated natural gas companies as well as broader industry comparatives, e.g., comparably-sized general industrial companies and, where appropriate, specific energy companies.
     The level of base salary paid to executives for 1995 was determined on the basis of performance and experience. The Company measures or identifies its base salary structure by range midpoints in comparison to base salaries offered by competitors. Salary levels are targeted to, and in 1995, correspond to the median range of compensation paid by competitor
organizations.   These are not the same companies that comprise the Value Line
Diversified Natural Gas Companies Index or the American Gas Association Diversified Gas Index shown on the shareholder return performance
presentation.   The specific competitive marketplace that the Company and its subsidiaries use in base salary analysis is determined based on the nature and level of the positions being analyzed and the labor markets from which individuals would be recruited. The Committee also considered the competitiveness of the entire compensation package in its determination of salary levels.

     Short-term incentive compensation plans are used at both corporate and subsidiary levels. The appropriateness of applying an incentive compensation arrangement to any given position is determined based on the nature of the position, its potential for contribution and the then-current competitive environment. Short-term incentive opportunity is structured so that awards are competitive at a level commensurate with the performance level achieved by the employee with consideration for the employee's level of responsibility. The short-term incentive plan has threshold, target and maximum bonus levels for the various executive levels based on competitive data. For the named Executive Officers, the threshold bonus level is 16% to 20% of base pay, the target bonus level is 40% to 50% of base pay, and the maximum bonus level is 56% to 70% of base pay. At the executive level, the primary form of short-term incentive compensation is a cash or stock bonus pool arrangement, for which all employees on the Company's system executive payroll are eligible.
     Individual Operating Company Pools and a CNG System Pool are established if the Operating Companies and the CNG System attain certain levels of performance. The Operating Company Pools are calculated as a percent of the eligible base payroll using the weighted differential between established Operating Company goals and actual performance. The CNG System Company Pool is calculated as a percent of eligible base payroll and the weighted differential between CNG System goals and actual performance. Executives participate in both pools with payout opportunities determined by actual individual performance and the level of responsibility within their respective
Operating Companies and within the CNG System.   At 85% of goal achievement,
the threshold bonus pools are created; at 100% of goal, the target bonus pools are achieved; at 115% or greater of goal achievement, the maximum bonus pools are achieved. At less than the threshold level, there are no bonus pools.
The performance measures for the CNG System Company Pool (weighted as indicated) are based on the Company's return on equity vs. peers (40%), net income (20%), fixed charge coverage ratio (20%), and cash flow (20%), with performance goals established based on the Company's annual long-range forecast, actual prior year performance and business plan reviews.
Performance targets are set to meet or exceed the performance of peer companies. The performance measures for each Operating Company Pool (weighted as indicated) are: for the Distribution Group companies, net income (20%), return on average net plant (20%), net cash flow (20%), non-gas cost revenue (20%), and controllable operations and maintenance expenses (20%); CNG Transmission Corporation, net income (20%), return on average net plant (20%), net cash flow (20%), throughput (20%), and controllable operations and maintenance expenses (20%); for CNG Energy Services Corporation, net income (40%), managed sales volumes (40%), and power marketing net income (20%); and CNG Producing Company, net income (20%), net cash flow (15%), reserve additions (20%), finding costs (20%), full cycle finding and development costs (10%), and controllable operations and maintenance expenses (15%); and CNG Corporate, total Operating Company net income (30%), controllable operations and maintenance expense (30%), and System return on equity compared to peer companies (40%). For the last fiscal year, before special charges, the System overall goal achievement was 91.8% with return on equity achieving 84.4% of goal, net income achieving 101.2% of goal, fixed charge coverage ratio achieving 98.9% of goal, and cash flow achieving 90.2% of goal. Based on 1995 performance, a CNG System Pool of $1,748,400 was established and Operating Company Pools of $1,206,500 for the Distribution Group companies, $550,400 for CNG Transmission Corporation, $0 for CNG Energy Services Corporation, $226,600 for CNG Producing Company and $582,400 for CNG Corporate.

     Long-term incentive compensation plans are limited to only those employees who are in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. The 1991 Stock Incentive Plan is the principal method for long-term incentive compensation, and compensation thereunder principally takes the form of Non-Qualified Stock Option grants and Restricted Stock Awards. The purposes of long-term incentive compensation are to: (i) focus key executives' efforts on performance that will increase the value of the Company to its shareholders; (ii) align the interests of management with those of the shareholders; (iii) provide a competitive long-term incentive and capital accumulation opportunity; and (iv) provide a retention incentive for selected key executives. For 1995 awards, performance criteria used in long-term incentives are tied directly to the individual participant's performance over time and his or her impact on increasing the economic performance of the Company. Previous awards of options or restricted stock are not considered in the determination of an award. Executive performance against stated position responsibilities and goals is evaluated annually.
Such performance rating is used with the level of responsibility in determining the amount of the award. At expected levels of performance, the long-term incentive award is structured at the median range; at levels of performance that exceed expectations, the grant is structured at the 75th percentile; if performance is outstanding, the grant is structured at the 90th percentile.
     The Committee's review in 1995 of the Company's total executive compensation package indicated that the Company's long-term incentive compensation program was significantly below that of comparable employers. In addition, the Committee desired to strengthen the link between improvement in shareholder return and the exercisability of stock options and the vesting of restricted shares issued under the Company's long-term incentive programs. As a result, the Committee has adopted the Long Term Strategic Incentive Program and the Long Term Capital Accumulation Program.
     Under the Long Term Strategic Incentive Program, executives who are driving the strategy of the Company are granted Performance Restricted Stock Awards ("Performance Shares") and Triannual Non-Qualified Stock Options ("Triannual Options") in amounts which are intended to be competitive with comparable employers. Executives who are responsible for strategy implementation are granted Triannual Options in amounts which are intended to be competitive with comparable employers. Grants under the Long Term Strategic Incentive Program are to be made every three years, with the first such grants having been made on January 2, 1996.
     Performance Shares granted under the Long Term Strategic Incentive Program to an executive will vest or be forfeited after a three-year performance period based upon attainment of return on equity targets for the System. With respect to those executives employed within a business unit of the Company, both the return on equity target and objective success goals for the executive's business unit under an integrated three-year plan must be achieved for vesting to occur. For Performance Shares granted on January 2, 1996 which are subject to achievement of the System return on equity targets, if the average annual return on equity for the System for the three-year period ended December 31, 1998 is (i) less than 11.3%, no Performance Shares will vest, (ii) at least 11.3% but less than 11.7%, one-half of such Performance Shares will vest on March 1, 1999, and (iii) is at least 11.7%, all such Performance Shares will vest on March 1, 1999. The Performance Shares that were granted on January 2, 1996 are also subject to the achievement of business unit success goals and will be forfeited or will vest all or in part on March 1, 1999, depending upon whether business unit success goals have been met. The Committee reserves the right to reduce the number of

Performance Shares that vest based on factors that it deems appropriate. Executives will not receive dividends on Performance Shares until they have vested, at which time, dividends otherwise payable prior to the vesting date will be paid to the executive without interest. Executives may vote Performance Shares until they are forfeited.
     Triannual Options granted on January 2, 1996, pursuant to the newly established Long Term Strategic Incentive Program are granted at the fair market value of a share on the date of grant. If the annual return on equity for the System for the three-year period ended December 31, 1998 is (i) less than 11.3%, all of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, (ii) at least 11.3% but less than 11.7%, one-half of the Triannual Options will be exercisable on March 1, 1999, after which they will expire, and one-half of the Triannual Options will have an exercise period extending from March 1, 1999 until January 2, 2006 and (iii) at least 11.7%, all of the Triannual Options will have an exercise period extending from March 1, 1999 until January 2, 2006. Options expire at the earlier of (a) the expiration date of the option or (b) (1) three years following separation from employment due to retirement, (2) one year after separation from employment due to death or permanent disability or (3) three months after separation from employment for any other reason. Grants of Triannual Options are based upon an executive's level within the Company. The Company generally intends to make grants under the Long Term Strategic Incentive Program every three years; however, executives that are hired or promoted during the three-year performance period will receive a pro-rated grant of Triannual Options.
     Restricted Stock was granted January 2, 1996, to the executives who are driving the strategy of the Company under the Long Term Capital Accumulation
Program and such stock will vest March 1, 1999.   Once vested, taxes will be
due by the executive and the executive must then hold the net shares, after taxes are paid by withholding a portion of the shares, until March 1, 2001. Restricted Stock Awards are based on an individual's level of responsibility.
     Under the Long Term Capital Accumulation Program on January 2, 1996, employees who are responsible for implementing the strategy were granted Annual Non-Qualified Stock Options. These options are granted at the fair market value of a share on the date of grant of the option. The option expires on the tenth anniversary of the grant date and is exercisable in installments of up to 25% of the shares on or after the second, third, fourth and fifth anniversaries of the grant. If an employee retires, he or she has 3 years to exercise vested options. If an employee dies or becomes disabled, he or she has 1 year to exercise vested options. If an employee leaves due to involuntary separation, he or she has 3 months to exercise vested options. Subject to the vesting schedule, options are exercisable from time to time up
to the expiration date.   Annual Non-Qualified Stock Option grants are based
on an individual's level of responsibility.
     The Committee utilizes the services of an independent compensation consultant to assess market relativity of the executive compensation packages. Consistent with the Company's compensation philosophy, adjustments are made to any executive compensation components necessary to achieve levels of compensation at the median market position.

     Effective for the tax-year ended December 31, 1994, Section 162(m) of the Internal Revenue Code places certain limits on the deductibility of non-performance based executive compensation. It is the policy of the Company to preserve the tax deductibility of compensation to the extent that it is in the best interest of the Company. Current and anticipated levels of executive compensation do not subject the Company to the limitations under Section 162(m).
     Mr. Davidson's compensation for 1995 was determined in the general context of the programs described above. Mr. Davidson's 1995 incentive compensation goals were based in part on the following measures of the Company's performance before special items (weighted as shown): net income (10%), cash flow (defined as net income plus depreciation plus deferred taxes minus dividends) (5%), return on equity (compared to peer companies) (10%), System controllable operations and maintenance expense (10%), credit rating of the Company's long-term debt (10%), price to earnings ratio (compared to published summary data) (10%), and the continued improvement in System exploration and production financial performance (20%). In addition, Mr. Davidson's 1995 incentive compensation goals were based upon his support of CNG Energy Services Corporation to ensure its success in 1995 (20%) and discretion of the Committee (5%). Mr. Davidson's threshold bonus level is 20% of base pay, his target bonus level is 50% of base pay and his maximum bonus level is 70% of base pay. The Committee awarded $213,600 in incentive compensation to Mr. Davidson for 1995.


                                  S. A. Minter, Chair
                                  J. W. Connolly
                                  P. E. Lego
                                  M. A. McKenna
                                  L. Wyse


SHAREHOLDER RETURN PERFORMANCE PRESENTATION
Set forth below is a line graph comparing the yearly cumulative total shareholder return on CNG's Common Stock against the cumulative total return of the S&P 500 Stock Index, the Value Line Natural Gas Diversified Industry Index and the American Gas Association (AGA) Diversified Gas Index for the period of five years commencing December 31, 1990, and ended December 31, 1995. Two industry indexes are shown in the performance graph, the Value Line Index, which the Company will use beginning in 1996 as the comparative peer company measurement for return on equity goal for 1996 short term incentive compensation purposes, and the AGA Index, which was presented in this graph last year.
     The Value Line Investment Natural Gas Diversified Industry Data is published weekly by Value Line Publishing. The Value Line Natural Gas Diversified Industry Index was prepared in January 1996. The companies contained in the index are: Burlington Resources, Cabot Oil & Gas, Coastal Corporation, Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Enron Corp., ENSERCH Corporation, Equitable Resources, Inc., KN Energy, Inc., Mitchell Energy & Development Corp. 'A' , National Fuel Gas, NorAm Energy, PanEnergy Corp, Questar Corporation, Seagull Energy Corporation, Sonat Inc., Southwestern Energy, Tenneco, Inc., Valero Energy Corp. and Williams Companies.

     The AGA is the primary trade association for the natural gas industry. The index was prepared in January 1996, under the direction of the AGA Finance Committee. All companies contained in the index are members of the AGA.
Those companies are: Chesapeake Utilities Corp., Columbia Gas System, Inc., Consolidated Natural Gas Company, Eastern Enterprises, Energen Corporation, ENSERCH Corporation, Equitable Resources, K N Energy, Inc., NICOR Inc., NorAm Energy, ONEOK Inc., Pacific Enterprises, Pennsylvania Enterprises, Inc., Questar Corporation, South Jersey Industries, Inc., Southwest Gas Corporation, Southwestern Energy, UGI Corporation, Valley Resources, Inc., Washington Energy Company and WICOR, Inc.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

(line graph omitted)









              1990      1991      1992       1993     1994       1995
              _______________________________________________________
CNG           $100      $102      $112       $121     $ 96       $128

S&P 500        100       130       140        154      156        215

AGA            100        87        92        104       91        123

Value Line     100        90       105        126      113        150
              _______________________________________________________

              *Assumes $100 investment on December 31, 1990, and
               reinvestment of dividends.

NON-EMPLOYEE DIRECTORS' COMPENSATION
Non-employee Directors are currently paid a $24,000 annual retainer, a $2,000 per diem fee for attending each Board meeting including all Board Committee meetings held in conjunction with such Board meeting, and a $1,000 per diem fee for participating in telephonic Board or Board Committee meetings. Committee Chairpersons receive an additional annual fee of $3,000. Such Directors may elect to defer receipt of these payments until after retirement from the Board. Such payments are deferred in the form of cash credits or Consolidated Natural Gas Company Common Stock credits. Such stock credits are valued as Common Stock equivalents equal to the number of shares that could have been purchased at the closing price on the date the compensation was earned. As of the date any dividend is paid on the Company's Common Stock, a credit is made to each participant's deferred account equal to the number of shares of Common Stock that could have been purchased on such date with the dividend paid. Amounts deferred in the form of cash credits earn interest, compounded quarterly, at a rate equal to the closing prime commercial rate at The Chase Manhattan Bank N.A. on the last day of each quarter. The annual retainer paid to non-employee Directors, as set by the Board of Directors from time to time, shall continue to be paid for life to each non-employee Director retired at age 70, or at an earlier age due to disability, provided the non-employee Director served a minimum of four years and agrees to be generally available as a consultant. Employee Directors do not receive any compensation for service as Directors.
     As approved by the shareholders in May 1994 under the Non-Employee Directors' Restricted Stock Plan, non-employee Directors receive an annual grant of 100 shares of the Company's Common Stock, par value $2.75 per share, subject to restrictions. Such grant is made on the date of the Annual Meeting of Stockholders. The restrictions on such stock shall lapse in 25% installments on the anniversary date of each grant or shall lapse in total upon the Director's retirement at age 70 or the Director's ceasing to serve due to death or disability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 1995, the following Directors served as members of the Compensation and Benefits Committee: S. A. Minter, Chair, J. W. Connolly, P. E. Lego, M. A. McKenna and L. Wyse.
     The Company has Credit Agreements totaling $775 million with a group of banks. Each participating bank is compensated with a fee of .06% on its respective commitment amounts.
     Currently, PNC Bank, Pittsburgh, Pennsylvania, the subsidiary of PNC Bank Corp., of which Messrs. Davidson and Simmons are Directors, provides a commitment of $100 million under the Credit Agreements. Mellon Bank, N.A., Pittsburgh, Pennsylvania, of which Mr. Connolly is a Director, provides a commitment of $100 million under the Credit Agreements. Society National Bank, Cleveland, Ohio, the subsidiary of KeyCorp (formerly Society Corporation), of which Mr. Minter is a Director, provides a commitment of $90 million under the Credit Agreements. There were no borrowings under these agreements in 1995.
     The Company has, since 1977, retained Wyse Advertising, Inc., of which Ms. Wyse is the President and a principal stockholder. Wyse Advertising plans, creates, writes and designs media communications at commission rates and billing practices which are comparable to such rates and practices charged by non-affiliated firms. During 1995, the Company paid aggregate commissions of $196,927 to Wyse Advertising.

LIFE INSURANCE AND RELATED BENEFIT PLANS
The Company maintains a program composed of Split Dollar Life Insurance Plans and Supplemental Death Benefit Plans for employees on the executive payroll of the Company and its subsidiaries, as well as non-employee Directors, which provides death benefits to beneficiaries of those individuals. There were 124 eligible employees on December 31, 1995, and 80 were participating. Five non-employee Directors were also participating. The plans are under the general supervision of the Compensation and Benefits Committee of the Board. Continuation of the plans beyond retirement requires the Committee's approval. The costs for the Split Dollar Life Insurance Plans are shared by the Company and the participants. Each year an employee participant pays a premium based on age and amount of individual coverage, which is approximately twice annual salary. Each year Director participants pay a premium based on age and amount of individual coverage. The Company pays all additional premiums and expects to receive proceeds approximately equal to its investment in the policy through the total coverage exceeding the participant's individual coverage. The Supplemental Death Benefit Plans provide for payments to a deceased participant's beneficiaries over a period of years.

RETIREMENT PROGRAMS
A non-contributory Pension Plan is maintained for employees who are not represented by a recognized union, including Officers of the Company and its subsidiaries. On December 31, 1995, all 2,814 eligible employees of the Company and its subsidiary companies were participating in the Pension Plan.
     The Company also maintains an unfunded Short Service Supplemental Retirement Plan for certain management employees whose commencement of service with the Company occurred after the employee had acquired experience of considerable value to the Company and who will have less than 32 years of service at normal retirement.
     The following table illustrates maximum annual benefits--including any supplemental payment described above but before being reduced by the required offset--at normal retirement date (age 65) on the individual life annuity basis for the indicated levels of final average annual salary and various periods of service.

PENSION PLAN TABLE

_______________________________________________________________________
                                 Annual Pension Benefit
                             for Years of Service Indicated
              _________________________________________________________
Average
Annual Salary      15         20         25         35         40
_______________________________________________________________________

$100,000 ....  $ 34,000   $ 45,300   $ 55,000   $ 59,500   $ 68,000
 150,000 ....    51,000     68,000     82,500     89,300    102,000
 200,000 ....    68,000     90,700    110,000    119,000    136,000
 250,000 ....    85,000    113,300    137,500    148,800    170,000
 300,000 ....   102,000    136,000    165,000    178,500    204,000
 350,000 ....   119,000    158,700    192,500    208,300    238,000
 400,000 ....   136,000    181,300    220,000    238,000    272,000
 450,000 ....   153,000    204,000    247,500    267,800    306,000
 500,000 ....   170,000    226,700    275,000    297,500    340,000
 550,000 ....   187,000    249,300    302,500    327,300    374,000
 600,000 ....   204,000    272,000    330,000    357,000    408,000
 650,000 ....   221,000    294,700    357,500    386,800    442,000
 700,000 ....   238,000    317,300    385,000    416,500    476,000

     The 1995 salaries, projected service to age 65, and estimated annual retirement benefits on the individual life form of annuity, assuming continuation of their December 1995 salaries until age 65 for each of the individuals in the Summary Compensation table, are as follows:

ESTIMATED ANNUAL RETIREMENT BENEFITS

                                 Years of
                                Service at   Years of    Estimated Annual
                         1995    Year-End    Service   Retirement Benefits
Name(1)                 Salary     1995     at Age 65      at Age 65
__________________________________________________________________________

G. A. Davidson, Jr. .. $568,000     29          37           $354,065
W. F. Fritsche, Jr. ..  203,500     39          39            107,465
R. R. Gifford.........  241,400     33          42            167,595
D. M. Westfall........  176,900     26          43            138,985
S. E. Williams........  227,400     21          39            145,910
______________
(1) Messrs. Johnson and Timms retired from the Company December 1, 1995, and are accordingly not mentioned in this table.
__________________________________________________________________________

     The Company also maintains a Supplemental Retirement Benefit Plan under which payments may be made, at the sole discretion of the Compensation and Benefits Committee of the Board, to individuals comprising the executive payroll. As of December 31, 1995, there were 124 potentially eligible employees. The decision to grant a Supplemental Retirement Benefit is based on a review of the retiring employee's total available benefits. Payments under such plan during 1995 amounted to $357,200. The maximum annual supplemental annuity under this plan is 10% of an individual's final average annual salary. Assuming continuation of their December 1995 salaries until age 65, the individuals named in the Summary Compensation table would be eligible to receive the following maximum annual supplemental retirement benefits: Mr. Davidson, $56,800; Mr. Gifford, $24,290; Mr. Westfall, $19,830; and Mr. Williams, $22,850. Mr. Fritsche is not a participant in the Supplemental Retirement Benefit Plan. Under a separate prior agreement, Mr. Fritsche would receive an additional annual retirement benefit of $77,575 assuming his December 1995 salary was continued until age 65.
     The benefits described above have not been reduced by the limitations imposed on qualified plans by the Internal Revenue Code. As permitted by the Internal Revenue Code, the Board of Directors has adopted a policy whereby supplemental payments may be made, as necessary, to maintain the benefit levels earned under the benefit plans.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Based on the Company's review of copies of all Section 16(a) forms filed by the Officers and Directors of the Company, the Company believes that in 1995 there was compliance with all filing requirements applicable to its Officers and Directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse has audited the accounts of the Company and its subsidiaries since 1943. On recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the stockholders, appointed Price Waterhouse to audit the accounts of the Company and its subsidiaries for the fiscal year 1996. Audit fees to Price Waterhouse in 1995 incurred by the Company and its subsidiaries were approximately $1,173,800. A representative of Price Waterhouse will be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so. Accordingly, the following resolutions will be offered at the Meeting:
     RESOLVED, That the appointment, by the Board of Directors of the Company, of Price Waterhouse to audit the accounts of the Company and its subsidiary companies for the fiscal year 1996, effective upon ratification by the stockholders be, and it hereby is, ratified; and
     FURTHER RESOLVED, That a representative of Price Waterhouse shall attend the next Annual Meeting and any special meetings of stockholders that may be held in the interim.

VOTE NEEDED FOR APPOINTMENT OF INDEPENDENT ACCOUNTANTS
An affirmative vote of the holders of a majority of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Meeting, is necessary for ratification. If the stockholders do not ratify the appointment of Price Waterhouse, the selection of independent accountants will be reconsidered by the Audit Committee and the Board of Directors.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 2, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 3
AMENDMENT OF CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK

The Board of Directors has unanimously proposed and declared advisable an amendment (the "Common Stock Amendment") to Article FOURTH of the Company's Certificate of Incorporation (the "Certificate") to increase the number of authorized shares of common stock, par value $2.75 per share (the "Common Stock"), from Two Hundred Million (200,000,000) shares of Common Stock to Four Hundred Million (400,000,000) shares of Common Stock (the "Common Stock Proposal"). The Board of Directors recommends that the Company's stockholders approve the Common Stock Amendment by voting FOR Proposal 3.
     If the proposed Common Stock Amendment is adopted by the affirmative vote of a majority of all of the outstanding shares of the Company's Common Stock entitled to vote at the Company's Annual Meeting, the proposed Common Stock Amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which is expected to occur shortly after such stockholder approval.
     As of January 31, 1996, there were 94,010,249 shares of Common Stock outstanding. An additional 50,000,000 shares of Common Stock were reserved for issuance under the Company's Shareholder Rights Plan, 2,071,547 shares of Common Stock were reserved for issuance under the Dividend Reinvestment Plan, 4,559,353 shares of Common Stock were reserved for conversion of the Company's convertible subordinated debentures, and 19,443,484 shares of Common Stock were reserved for issuance under the Company's various benefit plans, leaving 29,872,964 shares of Common Stock available for general corporate purposes.
If the Common Stock Proposal is approved by the stockholders, the Company will have 400,000,000 shares of authorized Common Stock.
     The adoption of this Proposal will not result in the issuance of any additional shares of Common Stock. The increase in the authorized number of shares is intended to insure that there will be sufficient authorized but unissued shares available for stock dividends, for use in connection with acquisitions and for other corporate purposes.
     Approval of this Proposal will permit the Board of Directors to issue such additional shares without further approval of stockholders and upon such terms and at such times as it may determine unless stockholder approval is required by applicable law or stock exchange requirements. Holders of the Company's securities have no preemptive rights to subscribe to the Company's securities.
     The Board of Directors has no present plans to issue additional shares of Common Stock, although the Company is continually reviewing various transactions that could result in the issuance of shares of Common Stock.
     The additional shares of Common Stock proposed to be authorized might be issued to a holder who might vote against a proposed merger or sale of assets or other corporate transaction and therefore might be available for use to impede or discourage an attempted takeover of the Company.
     The Company's Board of Directors believes that this Proposal is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Common Stock Amendment.

VOTE NEEDED FOR APPROVAL OF ADDITIONAL SHARES OF COMMON STOCK
Approval of this proposal requires an affirmative vote by the holders of the majority of the shares outstanding and entitled to vote. An abstention, broker non-vote or vote withheld will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 3, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 4
AMENDMENT OF CERTIFICATE OF INCORPORATION TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK

The Board of Directors has unanimously proposed and declared advisable an amendment (the "Preferred Stock Amendment") to Article FOURTH of the Company's Certificate of Incorporation (the "Certificate") to authorize Five Million (5,000,000) shares of a new class of preferred stock, par value $100 per share (the "New Preferred Stock"). The Preferred Stock Amendment would also eliminate the Company's existing authorized Two Million Five Hundred Thousand (2,500,000) shares of preferred stock, par value $100 per share (the "Old Preferred Stock"). In addition, the Preferred Stock Amendment makes certain changes to references to Article FOURTH in other Articles in the Certificate. A copy of the proposed Preferred Stock Amendment is attached as Appendix A hereto and the following description is qualified in its entirety by reference thereto. The Board of Directors recommends that the Company's stockholders approve the Preferred Stock Amendment by voting FOR Proposal 4.
     This proposal would add to Article FOURTH of the Restated Certificate of Incorporation provisions authorizing the issuance of 5,000,000 shares of the New Preferred Stock while eliminating provisions authorizing and concerning the Old Preferred Stock. These new provisions would permit the Board of Directors to issue the New Preferred Stock from time to time without the necessity of further action or authorization by the Company's stockholders (unless it is to be used for an anti-takeover purpose or it is required by applicable law or stock exchange requirements) in one or more series and with such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications as the Board of Directors may, in its discretion, determine, including, but not limited to (a) the distinctive designation of such series and the number of shares to constitute such series; (b) the dividends, if any, for such series; (c) the voting power, if any, of shares of such series; (d) the terms and conditions (including price), if any, upon which shares of such stock may be converted into or exchanged for shares of stock of any other class or any other series of the same class or any other securities or assets; (e) the right, if any, of the Company to redeem shares of such series and the terms and conditions of such redemption; (f) the retirement or sinking fund provisions, if any, of shares of such series and the terms and provisions relative to the operation thereof;
(g) the amount, if any, which the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution, or winding-up of the Company; (h) the limitations and restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption, or other acquisition by the Company of, the Company's Common Stock; and (i) the conditions or restrictions, if any, upon the creation of indebtedness or upon the issuance of any additional stock of the Company.
     The Board of Directors believes that availability of the New Preferred Stock will provide the Company with needed flexibility of action for possible acquisitions, financing transactions and other general corporate purposes.
The Company anticipates using New Preferred Stock when it is not opportune to sell common stock or debt due to prevailing market conditions or as may be needed to meet Company capital structure requirements. In the past, the Company has used the proceeds from the sale of preferred stock to satisfy the long-term capital requirements of its subsidiaries. It is expected that proceeds from the sale of New Preferred Stock would be used to satisfy similar capital needs of the Company's operations and for other corporate purposes. The Board is not considering the use of New Preferred Stock to discourage attempts to acquire control of the Company (an "anti-takeover purpose") and it is not aware of any present effort to accumulate the Company's securities for the purpose of gaining control of the Company. The Board represents that it will not issue, without prior stockholder approval, New Preferred Stock for an anti-takeover purpose. No New Preferred Stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. The New Preferred Stock would be available for issuance, on such terms as the Board of Directors determines, without further action by the stockholders unless such action is required by applicable law or stock exchange requirements or the New Preferred Stock is to be used for an anti-takeover purpose. The Company is currently authorized to issue 2,500,000 shares of Old Preferred Stock, none of which are issued and outstanding. If this Proposal is approved by the stockholders, the Company will no longer be authorized to issue Old Preferred Stock and will be authorized to issue 5,000,000 shares of New Preferred Stock. The Company has no present plans, agreements or commitments for the issuance of the New Preferred Stock.
     The actual effect of the authorization of the New Preferred Stock upon the rights of the holders of Common Stock cannot be stated until the Board of Directors determines the respective rights of the holders of one or more series of the New Preferred Stock. Such effects, however, might include (a) restrictions on dividends on Common Stock if dividends on the New Preferred Stock are in arrears; (b) dilution of the voting power of the Common Stock; and (c) restrictions on the rights of the holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the New Preferred Stock. The terms of the Old Preferred Stock, if issued, could have a similar effect upon the rights of the holders of Common Stock.
     Although the Company has no present plans, agreements or commitments for the issuance of the New Preferred Stock, and the Board has undertaken to seek prior shareholder approval if it wishes to issue New Preferred Stock to be used for an anti-takeover purpose, the authorized but unissued shares of such New Preferred Stock could be used to make a takeover or change in control in the Company more difficult. Under certain circumstances, rights granted upon issuance of shares of the New Preferred Stock could be used to create voting impediments or to discourage third parties seeking to effect a takeover or otherwise gain control of the Company. For example, the shares could be placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid or could be used in connection with adopting another shareholder rights plan. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to effect a merger, sale of assets, or similar transaction. In the event and to the extent the proposed amendment could facilitate such actions, it could serve to perpetuate incumbent management. The Board of Directors is not aware, however, of any specific effort or plan to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management, or otherwise.
     The Company already has a number of defensive provisions in its Restated Certificate of Incorporation, including a classified board of directors, certain Fair Price and supermajority voting provisions for business combinations with a 5% or greater stockholder, and a prohibition against taking stockholder action in certain situations without the use of a mailed proxy statement. The Company also currently has a shareholder rights plan, the effect of which may be to discourage attempts to gain control of the Company without the approval of the Board. This rights plan would not be affected by the proposed authorization of shares of New Preferred Stock.
     The Company's Board of Directors believes that adoption of this Proposal is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Preferred Stock Amendment.

VOTE NEEDED FOR APPROVAL OF THE NEW CLASS OF PREFERRED STOCK
Approval of this proposal requires the affirmative vote by the holders of the majority of the shares outstanding and entitled to vote. An abstention, broker non-vote or vote withheld will have the same effect as a vote against this proposal.

BOARD RECOMMENDATION
The Board recommends that stockholders vote FOR Proposal 4, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 5
STOCKHOLDER'S PROPOSAL CONCERNING RIGHTS PLAN

Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square West, New York, New York, which owns 19,900 shares of the Company's Common Stock has submitted the resolution set forth below for inclusion in this proxy statement for the Company's 1996 Annual Meeting of Shareholders.

THE STOCKHOLDER'S PROPOSAL
SHAREHOLDER RIGHTS PLAN RESOLUTION
"RESOLVED: That the shareholders of Consolidated Natural Gas Company ("CNG" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable."

THE STOCKHOLDER'S SUPPORTING STATEMENT
Recently, the CNG Board of Directors issued, without shareholder approval, certain shareholder rights (the "rights") pursuant to a shareholder rights plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

     The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the Shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.
     Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.
     The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.
     We believe that such an important corporate governance practice that can have a significant adverse impact on shareholder value should be eliminated or, at the very least, be voted on by shareholders.
     We therefore submit this shareholder proposal based on our belief that the unilateral and undeniable undemocratic adoption of the rights plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjustified and not in the best interests of the shareholders. We believe that the shareholder rights plan should either be redeemed or voted on by shareholders.
     We urge you to vote FOR this resolution!

MANAGEMENT'S COMMENTS
In adopting a shareholder protection rights plan (the "Rights Plan"), the Company's goal is to protect the interest of the Company and all shareholders. The Rights Plan is designed to protect against attempts to acquire the Company for an inadequate price and to protect against abusive practices that do not treat all shareholders equally. Such practices can, and are often intended to, pressure shareholders into tendering their investments prior to realizing the full value or total potential of such investments. The Rights Plan is intended to create an incentive for a potential acquiror to negotiate in good faith with the Board. The Rights Plan strengthens the ability of the Board to fulfill its fiduciary responsibilities with the opportunity to evaluate the fairness of any unsolicited offer and the credibility of the bidder. Of course, in deciding whether to redeem the rights in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its shareholders.
     The Board of Directors adopted the Rights Plan in November 1995 following its review of comprehensive analytical materials presented to the Board by outside legal counsel and face-to-face presentations made by such legal counsel to the Board. Based on such review and the advice of such firm, the Board believes that the adoption and continuing existence of the Rights Plan is in the best interests of the Company and shareholders and will not deter a suitably financed offer that is made at a fair price to all shareholders. The success of any such offer will of course depend on various factors, including the source of the bidder's financing. More than 1,000 U.S. corporations, including other companies engaged in businesses similar to the Company's have adopted shareholder protection plans similar to the Rights Plan, including

Western Atlas, Inc., Litton Industries Inc., McDermott International Inc., McDonnell Douglas Corp., Reebok International Ltd., Philip Morris Cos. Inc., Georgia-Pacific Corp. and Walt Disney Co.
     Under Delaware law, the Board has the responsibility to manage and direct the Company's business and affairs, and the Board believes that the adoption of the Rights Plan was a valid exercise of that responsibility. The Board believes that the decision to redeem the rights should be made in the context of a specific acquisition proposal. To do so at this time would be to strip the Company's shareholders of protection in the event of an unsolicited offer and, in the Board's view, potentially reduce the long-term value for all shareholders.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 5, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 6
STOCKHOLDER'S PROPOSAL CONCERNING NON-EMPLOYEE RETIREMENT PLANS

Mr. Paul Griffith of 4591 Columbia Road, North Olmsted, Ohio, who owns 792 shares of the Company's Common Stock has informed management that he will propose the resolution set forth below at the Annual Meeting.

THE STOCKHOLDER'S PROPOSAL
NON-EMPLOYEE RETIREMENT PLANS RESOLUTION
"RESOLVED, That the shareholders of Consolidated Natural Gas ("Company") hereby request that the Company's Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside directors unless such benefits are first submitted to the shareholders for approval."

THE STOCKHOLDER'S SUPPORTING STATEMENT
The Company's Board of Directors should play a vital and independent role in helping to determine corporate policy and strategy. It should actively monitor senior management so they faithfully implement these policies and strategies. In that, Directors owe their fundamental allegiance to the shareholders of the corporation -- the owners who elect them -- and not to management.
     Certain business or financial relationships can negatively affect the ability of Directors to oversee policy. This is especially true for so-called outside or independent Directors who are not employee/Directors and who should bring a degree of objectivity to Board deliberations.
     According to the 1994 proxy statement, the company offers a retirement or pension plan for non-employee Directors who had at least four years of service. Under the plan they will receive an annual retirement benefit (for life) equal to the annual Board retainer in effect at the time of the Director's retirement from the Board. That retainer is now a generous $24,000. The proxy also indicated that Director's are also entitled to expense reimbursements and that Board committee chairs receive an additional annual fee of $3,000.

     While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, additional compensation in the form of retirement benefits (which are 100% of the Director's base compensation) can compromise their independence and impartiality. Such generous and unnecessary extra compensation for outside Directors of the Company can be management's way to insure unquestionable loyalty. These types of retirement benefits can become another device to enhance and entrench management's control over corporate policy, instead of management being responsible to the company's owners.
     Because of our strong concern for maximizing the ability of Boards of Directors to act in shareholder's interest, we feel that the long-term best interests of the Company are not well served by current Board Policies. The vast majority of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment. They need not be "double-dipping" at this Company or any other!
     We urge you to support this Proposal.

MANAGEMENT'S COMMENTS
The proponent is critical of retirement benefits being offered to outside Directors and believes that these benefits may jeopardize the independence of outside Directors in carrying out their duties on behalf of stockholders; however, the proponent offers no substantiation for this belief. In addition, the proponent states that outside Directors may be covered by other retirement plans at other companies. This is not relevant in determining whether the Company's overall compensation of outside Directors is reasonable, which the proponent agrees is appropriate for the contribution that outside Directors make to the Company.
     To attract and retain these high caliber, talented and experienced individuals to serve as outside Directors, the Company must provide a competitive total compensation package for its outside Directors. Retirement benefits are a common element of outside Director compensation packages at large corporations. The Conference Board reports that for companies similar in size to CNG by sales, 69% of the companies that it surveyed provided retirement benefits for their outside Directors in 1995.
     The Board has determined that payment of annual retainers to outside Directors who have served a minimum of four years and who agree to remain available to consult with management after their retirement from the Board is appropriate; this is within the authority of the Board. This program, and other programs which are described elsewhere in this Proxy Statement, provide an incentive to the Board to remain in service to the Company long enough to gain experience and knowledge of the Company's business, and to remain available after retirement. The benefits to which outside Directors are entitled recognize the ever-increasing time commitment, diligence and risks associated with Board service. For these reasons, we recommend a vote against this proposal.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 6, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROPOSAL 7
STOCKHOLDER'S PROPOSAL CONCERNING CHANGE OF CONTROL AGREEMENTS

Mr. James J. Johnston of 5155 Logans Ferry Road, Murrysville, Pennsylvania, who owns 1,708 shares of the Company's Common Stock has informed management that he will propose the resolution set forth below at the Annual Meeting.

THE STOCKHOLDER'S PROPOSAL
CHANGE OF CONTROL AGREEMENTS RESOLUTION
"RESOLVED, That the stockholders of Consolidated Natural Gas ("Company") request that the Board of Directors in the future abstain from entering into agreements providing executive compensation contingent on a change in control of the Company unless such agreements or arrangements are specifically submitted to the stockholders for approval."

THE STOCKHOLDER'S SUPPORTING STATEMENT
The Company has contingency employment agreements with Messrs. Davidson, Chief Executive Officer; Gifford, President, CNG Energy Services; Hunt, President, CNG Producing; Johnson, Chief Financial Officer; and Timms, President, CNG Transmission, dated November 14, 1989, which provide special severance compensation if there is a change in control of the Company. These agreements, commonly known as "golden parachutes," provide that if an officer resigns or is fired under certain circumstances within three years after a change in control of the Company, these executives shall receive severance payments equal to 2.99 times their respective annual compensation prior to the severance. However, the most recent Company proxy statement does not explain what a "defined change of control of the Company" means.
     These employment agreements with the "golden parachute" provisions were adopted without consideration by the Company's shareholders. If the Company were to become the target of a takeover, these golden parachutes would introduce a personal consideration for managers that potentially conflicts with their fiduciary responsibility to shareholders. We believe this may cause managers to act in a manner that encourages a takeover, regardless of whether it maximizes stockholder value.
     We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such importance that stockholders should approve this decision. We believe stockholder approval is one of the best ways available to address potential conflicts of interest that may arise between the board and top executives on one hand, and stockholders on the other hand, when a change of control is threatened.
     For the reasons stated above, we urge you to VOTE FOR this proposal.

MANAGEMENT'S COMMENTS
Contrary to the proponent's assertion that change-in-control severance compensation provisions in employment contracts create a conflict of interest between management's personal concerns and its responsibilities to the Company, the Board of Directors believes that the security offered by such severance provisions permits executives to remain focused and objective during a threatening situation and to act promptly and decisively in the Company's best interest. The Board recognizes that its officers may be involved in evaluating or negotiating any offer or proposal which could result in a change of control of the Company, and the Board believes such officers should be in a position free from personal financial and employment considerations to evaluate or negotiate any such change of control. Requiring stockholder approval of severance agreements weakens the Board's flexibility to act promptly and competitively within the industry in attracting and retaining experienced executives, thereby potentially depriving the Company and its stockholders of the leadership necessary for the maximization of long-term stockholder value. In addition, the existence of special severance compensation provisions do not affect the legal responsibilities of the Company's officers and directors to stockholders with regard to maximizing stockholder value or any other duty or responsibility to stockholders. The Board of Directors believes that severance agreements offered at its discretion enhance the current value of the Company by positively influencing its future value.
     The Board of Directors believes that reasonable severance arrangements related to a change of control also benefit the Company by enhancing its
ability to recruit, retain and motivate executives.   The Board  believes that
the severance provisions under the agreements are competitive with those of the Company's competition; this is within the authority of the Board.
Adoption of the shareholder's proposal would adversely affect the Company's ability to recruit top executives.
     In summary, the Board of Directors believes that the limitations on the Board's flexibility imposed by the implementation of this proposal would be an unnecessary impediment to effective action by the Board and the goal of maximizing stockholder value.

VOTE NEEDED FOR APPROVAL OF THE PROPOSAL
Approval of this proposal requires an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

BOARD RECOMMENDATION
The Board recommends that stockholders vote AGAINST Proposal 7, and the accompanying proxy will be so voted, unless a contrary specification is made.

PROCEDURE FOR SUBMISSION OF 1997 STOCKHOLDER PROPOSALS
Proposals by stockholders for inclusion in the 1997 Annual Meeting Proxy Statement must be received by the Corporate Secretary, Consolidated Natural Gas Company, CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3199, prior to December 2, 1996. All such proposals are subject to the applicable rules and requirements of the Securities and Exchange Commission.

OTHER BUSINESS
The Board of Directors does not intend to bring any business before the Meeting other than that listed in the foregoing Notice and is not aware of any business intended to be presented to the Meeting by any other person. Should other matters properly come before the Meeting, the persons named in the accompanying proxy will vote said proxy in such manner as they may, in their discretion, determine.

                                  LAURA J. MCKEOWN


                                  Laura J. McKeown
                                  Secretary
March 22, 1996



NOTE:	YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN YOUR
	PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

Appendix A

(a) Article FOURTH of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

    "FOURTH. 1. The corporation shall be authorized to issue Four Hundred Five
                Million (405,000,000)(1) shares of all classes of capital stock, of which Four Hundred Million (400,000,000)(1) shall be shares of Common Stock, Two Dollars and Seventy-Five Cents ($2.75) par value ("Common Stock"), and Five Million (5,000,000)(1) shall be shares of Preferred Stock, One Hundred Dollars ($100.00) par value ("Preferred Stock").

             2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to create and provide by resolution for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                (A) the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

                (B) whether the shares of such series shall have voting powers and, if any, the terms of such voting powers;

                (C) the dividend rate or rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

_______________

(1) Discrete Common Stock and Preferred Stock portions are subject to separate approval by the stockholders. If only the Common Stock proposal is approved, then the number of shares of capital stock authorized will be 402,500,000 and the number of shares of Preferred Stock will remain at 2,500,000; if only the Preferred Stock proposal is approved, then the number of shares of capital stock authorized will be 205,000,000 and the number of shares of Common Stock will remain at 200,000,000.

                (D) whether the shares of such series shall be subject to
                    redemption by the corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

                (E) the relative amounts, and the relative rights or
                    preferences, if any, of payment in respect of shares of such series which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the corporation;

                (F) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

                (G) whether or not the shares of such series shall be
                    convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                (H) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or any other class or classes of stock of the corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up of the corporation;

                (I) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up of the corporation; and

                (J) any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article FOURTH or any resolution of the Board of Directors pursuant hereto.

             3. Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

             4. Except as provided herein, at all meetings of the stockholders of the corporation the holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively except as herein otherwise expressly provided. The holders of shares of the Preferred Stock shall have no right to vote and shall not be entitled to notice of any meeting of stockholders of the corporation or to participate in any such meeting except as otherwise expressly provided herein or in a Preferred Stock Designation, and except for those purposes, if any, for which said rights cannot be denied or waived under some mandatory provision of law which shall be controlling.

                Any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if, in addition to any affirmative consent otherwise required by applicable law, a consent in writing, setting forth the action so taken, shall be signed by the holders of seventy-five percent or more of the issued and outstanding shares of stock of the corporation entitled to vote thereon. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

             5. From time to time, and without limitation of other rights and powers of the corporation as provided by law, the corporation may reclassify its capital stock and may create or authorize one or more classes or kinds of stock ranking prior to or on a parity with or subordinate to the Preferred Stock or may increase the authorized amount of the Preferred Stock or of the Common Stock or of any other class of stock of the corporation or may amend, alter, change or repeal any of the rights, privileges, terms and conditions of shares of the Preferred Stock or of any series thereof then outstanding or of shares of the Common Stock or of any other class of stock of the corporation, upon the vote, given at a meeting called for that purpose in accordance with the provisions of paragraph 6 hereof, of the holders of a majority of the shares of stock then entitled to vote thereon or upon such other vote of its stockholders then entitled to vote thereon as may be provided by law; provided that the consent of the holders of shares of the Preferred Stock (or of any series thereof) required by the provisions hereof or of any Preferred Stock Designation, if any such consent be so required, shall have been obtained, and provided further that the rights, privileges, terms and conditions of shares of the Common Stock shall not be subject to amendment, alteration, change or repeal without the consent (given in writing or by vote at a meeting called for that purpose in accordance with the provisions of paragraph 6 hereof) of the holders of a majority of the total number of shares of the Common Stock then outstanding.

             6. Notice of any meeting of stockholders of the corporation, or of the holders of any class or series of stock, required or authorized hereunder or by law, setting forth the purpose or purposes of such meeting, shall be mailed by the corporation, not less than ten (10) days nor more than sixty (60) days prior to such meeting, to all stockholders (at their respective addresses appearing on the books of the corporation) entitled to vote thereat of record as of a date fixed by the Board of Directors of the corporation for the purpose of determining the stockholders entitled to notice of and to vote at such meeting, unless such notice shall have been waived, either before or after the holding of such meeting, by all stockholders entitled to notice thereof and to vote thereat. Any action authorized to be taken at a meeting called for that purpose in accordance with the provisions of this paragraph 6 may be taken either at a special meeting or at any regular or annual meeting, provided that notice of such proposed action is included in the notice of such regular or annual meeting. Except where some mandatory provision hereof, of a Preferred Stock Designation or of law shall be controlling, no other, longer or additional notice need be given of any such meeting and all holders of shares of Preferred Stock of the corporation, by becoming such, hereby consent to the holding of any such meeting upon notice given as hereinbefore provided and thereby waive, to the full extent permitted by law, any right to require the giving of or to receive any such other, longer or additional notice.

             7. The corporation may, at any time, and from time to time, upon order of the Board of Directors, issue and dispose of any of its authorized and unissued shares of Preferred and Common Stock, or any securities convertible into Common Stock, for such consideration as may be fixed by the Board of Directors; and no holder of Common Stock of the corporation, and no holder of Preferred Stock of the corporation unless otherwise expressly provided for in the Preferred Stock Designation with respect to such series of Preferred Stock, shall have any preemptive right to subscribe for any shares of stock of any class, series or kind whatsoever, whether now or hereafter authorized, or securities convertible into such stock, and whether issued for cash, property, services, by way of dividends or otherwise."

(b) Subsection (j) of Section 4 of Article FIFTH of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

    "(j) "Subsidiary" shall mean any corporation, a majority of the voting shares of which are at the time owned by the Company or by other subsidiaries of the Company."

(c) The sixth paragraph of Article TENTH of the Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

    "When and as authorized by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation entitled to vote thereon at a meeting duly called for that purpose, or when authorized by the written consent of the stockholders in accordance with the provisions set forth in Section 4 of Article FOURTH hereof, together with such vote of the Preferred Stock as may be required by Article FOURTH hereof or by any Preferred Stock Designation, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the corporation."

(d) The phrase "Except as provided in subparagraph (B) of paragraph 10 of Article FOURTH hereof, the" in the eighth paragraph of Article TENTH of the Restated Certificate of Incorporation of the Company is hereby deleted and replaced by the word "The."

(e) The reference to "Section 10(A) of Article FOURTH" in the second paragraph of Article THIRTEENTH of the Restated Certificate of Incorporation of the Company is hereby amended to refer to "Section 4 of Article FOURTH."

(Form of Proxy - Side 1)


[CNG logo]           CONSOLIDATED NATURAL GAS COMPANY
                       PROXY SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF THE COMPANY
          FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 21, 1996

P The undersigned hereby appoints G.A. Davidson, Jr., D.M. Westfall and S.E. Williams, and each or any of them, proxies with full power of
R substitution to vote the stock of the undersigned, as directed hereon, at the Annual Meeting of Stockholders of CONSOLIDATED NATURAL
O GAS COMPANY to be held at the Newark Marriott Airport Hotel, Newark International Airport, Newark, New Jersey 07114, on Tuesday, May 21,
X 1996, at 10:30 a.m. (EDT), and at any adjournment thereof, and, in their discretion, on any other matters that may properly come before the
Y  meeting.

                                                    (change of address)
ELECTION OF DIRECTORS
                                                _____________________________
Nominees:  P.E. Lego, M.A. McKenna
           and W.R. Peirson

                                                _____________________________



                                                _____________________________



                                                _____________________________
                                                (If you have written in the
                                                 above space, please mark the
                                                 "Change of Address" box on
                                                 the reverse side of this
                                                 card.)


PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE
REVERSE SIDE. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, OR, IF YOU GIVE NO INSTRUCTIONS, THIS PROXY WILL
BE VOTED FOR ITEMS 1, 2, 3 and 4 AND AGAINST ITEMS 5, 6 and 7.

                                                       - - - - - - - -
[cards are sequentially                              /  SEE REVERSE  /
 numbered here]                                     /      SIDE     /
                                                    - - - - - - - -

(Form of Proxy - Side 2)

     Please mark your        SHARES IN YOUR NAME       REINVESTMENT SHARES
/x/  votes as in this
     example.

                  FOR  WITHHELD                        FOR  AGAINST  ABSTAIN
1. Election of                      2. Ratification
   Directors      / /    / /           of Price        / /    / /      / /
   (see reverse)                       Waterhouse
                                       as indepen-
                                       dent account-
                                       ants.

For, except vote withheld
from the following nominee(s):

______________________________

                                                       FOR  AGAINST  ABSTAIN
                                    3. Increase the
                                       Company's Auth-
                                       orized Common   / /    / /      / /
                                       Stock

      THE BOARD OF DIRECTORS        4. Amend and Increase
      RECOMMENDS A VOTE FOR            the Company's
      ITEMS 1, 2, 3 AND 4 AND          Authorized     / /    / /      / /
      AGAINST ITEMS 5, 6 AND 7.        Preferred Stock

                                    5. Adoption of a
                                       shareholder-
                                       proposed reso- / /    / /      / /
                                       lution regarding
                                       the rights plan.

            Change                  6. Adoption of a
              of          / /          shareholder-
            Address                    proposed reso- / /    / /      / /
                                       lution regarding
                                       director retire-
                                       ment plans.

            Attend                  7. Adoption of a
            Meeting      / /           shareholder-
          (no ticket                   proposed reso- / /    / /      / /
           required)                   lution regarding
                                       change of control
                                       agreements.


SIGNATURE(S) ______________________________________  DATE  _______________


SIGNATURE(S) ______________________________________  DATE  _______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign the full corporate name by authorized officer.